Exhibit 99.1

CONTACT:	Debra DeCourcy, APR (Media)	FOR IMMEDIATE RELEASE
	(513) 534-4153	September 22, 2009
Jim Eglseder (Investors)
(513) 534-8424
Rich Rosen (Investors)
513-534-3307

Fifth Third Names Daniel Poston Chief Financial Officer

Ross Kari to Assume Position with Freddie Mac

Cincinnati – Kevin T. Kabat, chairman, president and CEO of Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Executive Vice President Daniel T. Poston as Chief Financial Officer, effective immediately. Poston replaces Ross J. Kari, who is leaving the Bank to take the position of Chief Financial Officer with Freddie Mac.

Poston, who currently serves as the Bank’s Controller, served as interim CFO from May 2008 through November 2008 and was instrumental in the development of the Bank’s June 2008 capital plan, which has since been successfully implemented, and management of the Bank’s financial position through the fall of 2008. He began his career at Fifth Third Bank in 2001 as director of Internal Audit and member of the Bank’s Enterprise Committee.

“Dan’s experience and leadership have been crucial to Fifth Third. He served as chief financial officer for us during an exceptionally challenging time last year, and I have every confidence that under his direction, we will deliver the strong performance we expect from Fifth Third,” said Kabat.

Speaking about Kari’s departure, Kabat said, “During his time here, Ross provided sound financial leadership and direction. And while we will miss him, I fully understand his desire to be involved in shaping the future of home mortgage financing in this country. We wish him every success as we will all benefit from it.”

“I’m pleased that I was able to make a contribution to Fifth Third during this unprecedented time in the banking industry,” said Kari. “Fifth Third has a strong group of management and finance professionals, who with Dan will continue to move the Bank forward and position it as an industry leader in the future.”

Mark Hazel, Fifth Third’s assistant Controller, will serve as interim Controller.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $116 billion in assets, operates 16 affiliates with 1,306 full-service Banking Centers, including 100 Bank Mart® locations open seven days a week inside select grocery stores and 2,364 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2009, has $180 billion in assets under care, of which it manages $24 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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